Exhibit G

FORM OF LOCK-UP AGREEMENT

June [●], 2026

Titan Partners Group LLC,

a division of American Capital Partners, LLC

4 World Trade Center, 49th Floor

New York, New York 10007

Re:	Underwriting Agreement, dated as of June [●], 2026 (the “Underwriting Agreement”), between Amtech Systems, Inc. (the “Company”) and Titan Partners Group LLC, a division of American Capital Partners, LLC (“Titan”).

Ladies and Gentlemen:

Capitalized terms used but not defined in this letter agreement (this “Letter Agreement”) shall have the meanings set forth in the Underwriting Agreement. Pursuant to Section 5(j) of the Underwriting Agreement and in order to induce Titan to continue its efforts in connection with the public offering of shares of common stock, par value $0.01 (the “Common Stock”), of the Company, the undersigned irrevocably agrees that, from the date hereof until sixty (60) days after the Closing Date (such period, the “Restriction Period”), without the prior written consent of Titan, the undersigned will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any Affiliate of the undersigned or any person in privity with the undersigned or any Affiliate of the undersigned), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to, any shares of Common Stock of the Company or securities convertible, exchangeable or exercisable into, shares of Common Stock of the Company beneficially owned, held or hereafter acquired by the undersigned (the “Restricted Securities”) or make any demand for or exercise any right or cause to be filed a registration, including any amendments thereto, with respect to the registration of any Restricted Securities or publicly disclose the intention to do any of the foregoing. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Restricted Securities without the prior written consent of Titan, provided, in each case, that (1) in the case of transfers pursuant to clauses (i)-(ix) below, Titan receives a signed lock-up letter agreement (in the form of this Letter Agreement) for the balance of the Restriction Period from each donee, trustee, distributee, or transferee, as the case may be, prior to such transfer, (2) in the case of transfers pursuant to clauses (i)-(ix) below, any such transfer shall not involve a disposition for value, (3) in the case of transfers pursuant to clauses (i)-(iv) below, such transfer is not required to be reported with the Securities and Exchange Commission (the “Commission”) in accordance with the Exchange Act, and neither the undersigned nor any donee, trustee, distributee or transferee, as the case may be, shall make or cause to be made any voluntary filing with the Commission, or any other voluntary public filing, report, press release or other public disclosure, regarding such transfer during the Restriction Period, and (4) in the case of transfers pursuant to clauses (v)-(ix), neither the undersigned nor any donee, trustee, distributee or transferee, as the case may be, otherwise voluntarily effects any public filing, report, press release or other public disclosure regarding such transfers during the Restriction Period, unless such filing, report or disclosure shall be legally required during the Restriction Period, in which case such filing, report or disclosure shall clearly state (a) that such transfer was effected pursuant to an exception under a lock-up agreement and is subject to the restrictions set forth therein and (b) that the transferee has executed a lock-up agreement containing restrictions on the transfer of the Restricted Securities for the balance of the Restriction Period (where applicable):

i)            as a bona fide gift or gifts, including without limitation to a charitable organization or an educational institution, or for bona fide estate planning purposes;

ii)            to any immediate family member or to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin);

iii)           to any corporation, partnership, limited liability company, or other business entity all of the equity holders of which consist of the undersigned and/or the immediate family of the undersigned;

iv)           if the undersigned is a corporation, partnership, limited liability company, trust or other business entity (a) to another corporation, partnership, limited liability company, trust or other business entity that is an Affiliate or investment fund of the undersigned, or (b) in the form of a distribution to limited partners, limited liability company members or shareholders of the undersigned or to the estate of any such partners, limited liability company members, shareholders or other equityholders;

v)            if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, in connection with a sale, merger or transfer of all or substantially all of the assets of the undersigned or any other change of control of the undersigned, not undertaken for the purpose of avoiding the restrictions imposed by this Letter Agreement;

vi)           if the undersigned is a trust, to a trustor or beneficiary of such trust or the estate of a beneficiary of such trust;

vii)          by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the undersigned;

viii)          by operation of law, including pursuant to a court or regulatory agency order, a settlement agreement or a qualified domestic relations order or in connection with a divorce decree;

ix)           to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i), (ii), (iii), (vi), (vii) and (viii) above; or

x)            to the Company in satisfaction of any tax withholding obligation or remittance payments; provided that no Restricted Securities shall be sold in the open market in connection therewith during the Restriction Period.

In addition, notwithstanding the foregoing, this Letter Agreement shall not restrict the delivery of shares of Common Stock to the undersigned upon (i) the exercise of any options granted under any employee benefit plan of the Company; provided that any shares of Common Stock or securities acquired in connection with any such exercise will be subject to the restrictions set forth in this Letter Agreement, or (ii) the exercise of warrants or any other security convertible into or exercisable for Common Stock; provided that such shares of Common Stock delivered to the undersigned in connection with such exercise or conversion are subject to the restrictions set forth in this Letter Agreement.

Furthermore, the undersigned may enter into any new plan established in compliance with Rule 10b5-1 of the Exchange Act; provided that (i) such plan may only be established if no public announcement or filing with the Commission, or other applicable regulatory authority, is made in connection with the establishment of such plan during the Restriction Period and (ii) no sale of shares of Common Stock are made pursuant to such plan during the Restriction Period.

The undersigned acknowledges that the execution, delivery and performance of this Letter Agreement is a material inducement to Titan to complete the transactions contemplated by the Underwriting Agreement and Titan shall be entitled to seek specific performance of the undersigned’s obligations hereunder. The undersigned hereby represents that the undersigned has the power and authority to execute, deliver and perform this Letter Agreement, that the undersigned has received adequate consideration therefor and that the undersigned will indirectly benefit from the closing of the transactions contemplated by the Underwriting Agreement.

This Letter Agreement may not be amended or otherwise modified in any respect without the written consent of each of Titan and the undersigned. This Letter Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws to the extent the same would result in the application of the laws of another jurisdiction. The undersigned hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in Manhattan, for the purposes of any suit, action or proceeding arising out of or relating to this Letter Agreement, and hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of such court, (ii) the suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of the suit, action or proceeding is improper. The undersigned hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under the Underwriting Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. The undersigned hereby waives any right to a trial by jury. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The undersigned agrees and understands that this Letter Agreement does not intend to create any relationship between the undersigned and Titan and that Titan is not entitled to cast any votes on the matters herein contemplated and that no issuance or sale of the Shares is created or intended by virtue of this Letter Agreement.

This Letter Agreement shall be binding on successors and assigns of the undersigned with respect to the Restricted Securities and any such successor or assign shall enter into a similar agreement for the benefit of Titan.

It is understood that this Letter Agreement shall automatically terminate, and the undersigned shall be released from its obligations hereunder, upon the earliest to occur, if any, of (i) prior to the execution of the Underwriting Agreement, the Company advises Titan in writing that it has determined not to proceed with the offering of the Shares, (ii) the Underwriting Agreement is executed but is terminated prior to payment for and delivery of any Shares pursuant to the Underwriting Agreement, or (iii) June 30, 2026, in the event that the Underwriting Agreement has not been executed by such date.

This Letter Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provisions hereof be enforced by, any other Person.

*** SIGNATURE PAGE FOLLOWS**

This Letter Agreement may be executed in two or more counterparts, all of which when taken together may be considered one and the same agreement.

/s/ Robert M. Averick
Signature

Robert M. Averick
Print Name

Director
Position in Company, if any

Address for Notice:

2986341
Number of shares of Common Stock

0
Number of shares of Common Stock underlying subject to warrants, options, debentures or other convertible securities

4